As filed with the Securities and Exchange Commission on April 29, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________

Form S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

____________________

EMS TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Georgia	58-1035424
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

660 Engineering Drive

Norcross, Georgia 30092

(770) 263-9200

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

William S. Jacobs
General Counsel
660 Engineering Drive
Technology Park/Atlanta
Norcross, Georgia 30092
(770) 729-6514

(Name, address, including zip code, and telephone number, including area code, of agent for service)

____________________

Approximate date of commencement of proposed sale to the public:

From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE

Title of each class of seurities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee
Common Stock, $.10 par value (2)	200,000 shares	$22.825	$4,565,000	$419.98

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based upon the average of the high and low prices of the Company's Common Stock on the Nasdaq National Market on April 25, 2002.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

200,000 Shares

EMS TECHNOLOGIES, INC.

Common Stock

The selling shareholder identified in this Prospectus under "Selling Shareholder" is offering up to 200,000 shares of our common stock.

For a description of the method of distribution of the shares sold by the selling shareholder, see "Plan of Distribution" on page 2. We will not receive any part of the sales proceeds.

Our common stock is traded on the Nasdaq National Market under the symbol "ELMG." The last reported sale price of our common stock on the Nasdaq National Market on ______, 2002 was $_____ per share.

Investing in our common stock involves risks. Information about principal known risks appears in our Annual Report on Form 10-K for the year ended December 31, 2001, in Item 1 under the heading "Risk Factors."

_________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

_________________________

The date of this Prospectus is [                , 2002]

EMS Technologies, Inc.
660 Engineering Drive
Technology Park/Atlanta
Norcross, GA 30092
(770) 263-9200

PROCEEDS FROM THE OFFERING

We will not receive any proceeds from the sale of the shares by the selling shareholder. All proceeds from the sale of the shares will be for the account of the selling shareholder, as described below. See "Selling Shareholder" and "Plan of Distribution."

SELLING SHAREHOLDER

The shares offered for sale by this prospectus are being offered by TRL Technology Limited ("Seller"), acting as principal for its own account. The shares have been issued or are issuable to the Seller by EMS Technologies, Inc. ("EMS") under the terms and conditions of the Technology Assignment Agreement between EMS and the Seller, dated April 18, 2002 (the "Agreement"), in connection with the acquisition, by EMS from an affiliate of the Seller, of the company formerly known as Ottercom Ltd., a British corporation, and the simultaneous acquisition by EMS from the Seller of certain intellectual property used by Ottercom Ltd. in the conduct of its business. The Seller does not currently own any other EMS shares, and the shares covered by this prospectus include the maximum number of shares that are believed likely to be issued to the Seller under the Agreement within two years of the closing of the acquisition. Under the Agreement, the actual number of EMS shares that will be issued and offered for sale by the Seller will depend on specified financial results of the acquired business during a three-year period, and on the shares' market price at any time that issuance and delivery of additional shares becomes due from EMS. The number of shares issued to the Seller at the closing, and available to the Seller as of the date hereof for sale under this Prospectus, is as follows:

TRL Technology Limited 81,245 shares

PLAN OF DISTRIBUTION

We are registering the shares on behalf of the selling shareholder and are paying the registration costs and fees. Brokerage commissions and similar selling expenses attributable to sales will be borne by the selling shareholder. The selling shareholder will act independently of EMS in making decisions with respect to the timing, manner and size of each sale. The shares may be sold by or for the account of the selling shareholder in transactions on the Nasdaq National Market, the over-the-counter market, or otherwise. The shares may be sold by means of one or more of the following methods:

  a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

  purchases by a broker-dealer as principal and resale by that broker-dealer for its account pursuant to this prospectus;

  ordinary brokerage transactions in which the broker solicits purchasers;

  in connection with short sales, in which the shares are redelivered to close out short positions;

  in connection with the loan or pledge of shares registered hereunder to a broker-dealer, and the sale of the shares so loaned or the sale of the shares so pledged upon a default;

  in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options;

  privately negotiated transactions; or

  in a combination of any of the above methods.

If required, we will distribute a supplement to this prospectus to describe material changes in the terms of the offering. These sales may be made at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. These transactions may or may not involve brokers or dealers.

The selling shareholder may sell shares directly to purchasers, or to or through broker-dealers, which may act as agents or principals, and participating broker-dealers may receive compensation in the form of discounts, concessions, or commissions, which as to a particular broker-dealer might be in excess of customary commissions.

The selling shareholder and any participating broker-dealers might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profits on the resale of the shares sold by them as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify the selling shareholder against certain liabilities, including liabilities arising under the Securities Act, and the selling shareholder may agree to similarly indemnify any participating agent, dealer, or broker-dealer.

Sales are subject to the prospectus delivery requirements of the Securities Act. Also, we have informed the selling shareholder that the anti-manipulation provisions of Regulation M under the Securities Exchange Act may apply to its sales.

Sales under this prospectus may also be made by a bona fide pledgee, including a margin lender, or by a donee or transferee in other non-sale transfers, who acquires shares from the selling shareholder. In addition, the selling shareholder and any such pledgee, donee or other transferee may resell all or a portion of the shares in open market transactions under Securities Act Rule 144.

Upon being notified by the selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution, or a purchase by a broker or dealer, we will file a supplement to this prospectus to identify the broker-dealer and to provide other material facts. In addition, upon being notified that a pledgee, donee or other transferee intends to sell more than 500 shares, we will file a supplement to identify that person.

LEGAL MATTERS

William S. Jacobs, Vice President and General Counsel of EMS, has passed upon the validity of the shares offered by this prospectus.

Mr. Jacobs is an officer and employee of EMS, and he and members of his family are beneficial owners of an aggregate of 25,729 outstanding shares of common stock. He also holds options to acquire 56,000 additional shares, of which options for 38,000 shares may currently be exercised.

EXPERTS

Our consolidated financial statements and schedule of as of December 31, 2001 and 2000, and for each of the years in the three-year period ended December 31, 2001, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent accountants, and Ernst & Young LLP, chartered accountants, incorporated by reference herein, and upon the authority of said firms as experts in accounting and auditing. The audit report covering the December 31, 2001 financial statements refers to a change in the method of accounting for derivative instruments and hedging activities in 2001.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, as well as proxy statements and other information, with the Securities and Exchange Commission. You may read and copy any of these documents at the SEC's Public Reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain further information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov, which contains reports, proxy statements and other information regarding registrants like us that file electronically with the SEC. Because we have changed our name, you will find our reports that were filed on or before March 15, 1999, under the name "Electromagnetic Sciences, Inc."

This prospectus is part of a registration statement on Form S-3 filed by EMS with the SEC under the Securities Act of 1933. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits filed with the SEC. You may refer to the registration statement and its exhibits for more information.

The SEC allows us to incorporate by reference into this prospectus the information it files with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. If we subsequently file updating or superseding information in a document that is incorporated by reference into this prospectus, the subsequent information will also become part of this prospectus and will supersede the earlier information.

We are incorporating by reference the following documents that we have filed with the SEC:

  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, as amended by Form 10-K/A filed April 26, 2002; and

  The description of our common stock contained in our Registration Statement on Form 8-A, as amended on April 12, 1999, under the Securities Exchange Act.

We are also incorporating by reference into this prospectus all of our future filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act until this offering is completed.

You may obtain a copy of any of our filings incorporated by reference, at no cost, by writing to or telephoning us at the following address:

EMS Technologies, Inc.
660 Engineering Drive
Technology Park/Atlanta
Norcross, GA 30092
Attention: Secretary
Telephone: (770) 263-9200

You should rely only on the information provided in this prospectus or incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the first page of the prospectus. This offer of securities is not being made in any state or country in which the offer or sale is not permitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

Estimated expenses of the sale of the Common Stock by the selling shareholders (not including brokerage commissions), are as follows:

Registration fees	420
NASD notification fee	-
Accounting fees and expenses	5,000
Miscellaneous	580
TOTAL	6,000

All of the foregoing expenses are being borne by EMS, in accordance with the terms of the agreement governing the registration of the Common Stock for resale by the selling shareholder. Any direct legal and other expenses incurred by the selling shareholder (including brokerage commissions) are the responsibility of the selling shareholder and are not included in the foregoing table. With the exception of brokerage commissions, such expenses are believed to be nominal.

Item 15. Indemnification of Directors and Officers.

The Bylaws of EMS Technologies, Inc. provide that we will indemnify our directors and officers, and persons serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against all expenses, judgments and amounts paid in settlement actually and reasonably incurred by any such person in connection with threatened or actual actions, suits or proceedings, whether civil, criminal, administrative or investigative, to which such person becomes subject by having served in such role. Such indemnification shall be made if such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to our best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, will not, of itself, create a presumption that such person did not so act and did not have such reasonable cause to believe. With respect to actions by or on behalf of us, the foregoing indemnification pursuant to the Bylaws shall not be paid for judgments or amounts paid in settlement, but shall be paid for expenses; however, except as discussed below, no indemnification will be made for any claim, issue or matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of his duty to us, except to the extent that a court of competent jurisdiction determines upon application that such person is fairly and reasonably entitled to indemnity.

We will indemnify the persons discussed in the immediately preceding paragraph only when (a) our Board of Directors by a majority vote of a quorum consisting of directors who are not parties to the action, suit or proceeding, (b) if such a quorum is not obtainable, a committee, consisting of two or more directors who are not parties to the actions, suit or proceeding designated by the Board of Directors (in which designation interested directors may participate), by a majority vote, or (c) special legal counsel selected by the Board of Directors or its committee in the manner described in (a) or (b) above, or, if a quorum of the Board of Directors cannot be obtained, by a majority vote of the full Board of Directors (in which selection interested directors may participate), or (d) the shareholders, by the affirmative vote of a majority of the shares entitled to vote thereon, determine that indemnification is proper in the circumstances because the person has met the applicable standard of conduct discussed in the immediately preceding paragraph. However, expenses shall be paid by us as they are incurred and in advance of the final disposition of the relevant case, upon receipt of an undertaking by the director or officer to repay such amounts if it shall ultimately be determined that he or she is not entitled to be indemnified. Independent of these indemnification provisions contained in the Bylaws, the Georgia Business Corporation Code provides a statutory right to indemnification from us to a director who is successful in the defense of any proceeding to which he was a party because he is a director.

In addition to the foregoing indemnification provisions, the Bylaws authorize further indemnification of directors and officers. Pursuant to this provision, EMS is a party to Indemnification Agreements that provide substantially broader indemnity rights than those described above. Among other things, these Agreements provide for indemnification in respect of judgments in actions by or on behalf of us, and do not require, as a condition of indemnification, independent determinations that the individual met the specified standards of conduct. However, under the Agreements and applicable Georgia law, no indemnification may be paid: (i) if it is determined that the individual's conduct constituted intentional misconduct, fraud or a knowing violation of the law, or an appropriation, in violation of his or her duties, of any business opportunity of EMS; (ii) with respect to liability for distributions to shareholders in excess of amounts legally available for such distributions; or (iii) with respect to any transaction from which he or she received an improper personal benefit.

We maintain a directors' and officers' liability insurance policy covering certain losses arising from claims made against them by reason of wrongful acts (with certain exceptions) committed by them in their capacities as directors and officers. The insurer's limit of liability under the policy is $10 million per policy year.

Item 16. Exhibits.

The following documents are filed as exhibits to this Registration Statement:

4.1 Second Amended and Restated Articles of Incorporation of the Registrant, effective March 22, 1999 (incorporated by reference to Exhibit 3.1 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2000).

4.2 Bylaws of the Registrant, as amended through March 15, 1999 (incorporated by reference to Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1998).

4.3 EMS Technologies, Inc. Stockholder Rights Plan dated as of April 6, 1999 (incorporated by reference to Exhibit 4.1 to the Registrant's Report on Form 8-K dated April 6, 1999, as amended on April 9, 1999).

5.1 Opinion of William S. Jacobs, General Counsel to the Registrant, as to the legality of the securities being registered.

    Consent of KPMG LLP.

23.2 Consent of Ernst & Young LLP.

23.3 Consent of William S. Jacobs (appears in his opinion filed as Exhibit 5.1).

Item 17. Undertakings.

(a) The undersigned Registrant hereby undertakes:

    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraph (a) (1) (i) and (a) (1) (ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration, by means of a post-effective amendment, any of the securities being registered that remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling person of the Registrant pursuant to the provisions described in Item 15, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in this City of Norcross and State of Georgia, on this 26th day of April, 2002.

EMS TECHNOLOGIES, INC.
By: /s/ Alfred G. Hansen
------------------------
Alfred G. Hansen
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date

/s/	Alfred G. Hansen	President and Chief Executive Officer,	April 26, 2002
	Alfred G. Hansen	and Director (Principal Executive Officer)
/s/	Don T. Scartz	Senior Vice President and	April 26, 2002
	Don T. Scartz	Chief Financial Officer, Treasurer, and
Director (Principal Financial and Accounting Officer)
/s/	John B. Mowell	Director, Chairman of the Board	April 26, 2002
John B. Mowell

/s/	Jerry H. Lassiter	Director	April 26, 2002
Jerry H. Lassiter

/s/	Norman E. Thagard	Director	April 26, 2002
Norman E. Thagard

INDEX TO EXHIBITS

Exhibit

Number Description

4.1 Second Amended and Restated Articles of Incorporation of the Registrant, effective March 22, 1999 (incorporated by reference to Exhibit 3.1 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1998).

4.2 Bylaws of the Registrant, as amended through March 15, 1999 (incorporated by reference to Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1998).

4.3 EMS Technologies, Inc. Stockholder Rights Plan dated as of April 6, 1999 (incorporated by reference to Exhibit 4.1 to the Registrant's Report on Form 8-K dated April 6, 1999, as amended on April 9, 1999).

5.1 Opinion of William S. Jacobs, General Counsel to the Registrant, as to the legality of the securities being registered.

23.1 Consent of KPMG LLP.

23.2 Consent of Ernst & Young LLP.

23.3 Consent of William S. Jacobs (appears in his opinion filed as Exhibit 5.1).

Exhibit 5.1

April 26, 2002

EMS Technologies, Inc.
660 Engineering Drive
Technology Park/Atlanta
Norcross, Georgia 30092

Re: Registration on Form S-3 of 200,000 Shares of Common Stock for Resale

Gentlemen:

This opinion is furnished to you in connection with your registration statement on Form S-3 under the Securities Act of 1933, as amended (the "Registration Statement"), with respect to 200,000 shares of your common stock, $.10 par value per share ("Common Stock"), to be offered for resale by the Selling Shareholder named therein. I have examined such corporate records, certificates of public officials and of your officers, and such other documents and records as I have considered necessary or proper for purposes of this opinion, including that certain Technology Assignment Agreement dated April 18, 2002, by and between you and such Selling Shareholder (the "Agreement").

Based upon the foregoing, and having regard to legal considerations that I deem relevant, I am of the opinion that the 200,000 shares of Common Stock covered by the Registration Statement have been duly authorized and, when issued in satisfaction of the payments due to the Selling Shareholder as provided in the Agreement, will be validly issued, fully paid, and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to me under the caption "Legal Matters" in the Prospectus contained in the Registration Statement.

Very truly yours,

/s/ William S. Jacobs
William S. Jacobs

General Counsel

Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

The Board of Directors

EMS Technologies, Inc.:

We consent to the incorporation by reference in this Form S-3 of EMS Technologies, Inc. of our reports dated February 13, 2002, with respect to the consolidated balance sheets of EMS Technologies, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of earnings, stockholders' equity and comprehensive income(loss), and cash flows for each of the years in the three-year period ended December 31, 2001, and the related financial statement schedule, which reports appear in the December 31, 2001, annual report on Form 10-K of EMS Technologies, Inc., and to the reference to our firm under the heading "Experts" in the prospectus.

In our reports specified above, we state that we did not audit the financial statements of EMS Technologies Canada, Ltd., a wholly-owned subsidiary, which statements were audited by other auditors whose report has been furnished to us. Our opinion, insofar as it relates to EMS Technologies Canada, Ltd., is based solely on the report of the other auditors.

Our reports refer to a change in the method of accounting for derivative instruments and hedging activities in 2001.

KPMG LLP

Atlanta, Georgia

April 25, 2002

Exhibit 23.2

Consent of Independent Chartered Accountants

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 1, 2002, with respect to the consolidated financial statements of EMS Technologies Canada, Ltd., as of the years ended December 31, 2001 and 2000, in the Registration Statement (Form S-3) and related Prospectus of EMS Technologies, Inc., filed April 29, 2002, for the registration of 200,000 shares of its common stock.

ERNST & YOUNG LLP

Chartered Accountants

Ottawa, Canada

April 25, 2002